PERSONAL GUARANTEE

1.           The undersigned, J. Patrick Kenny, (the “Guarantor”), for good and valuable consideration and to induce St. George Investments, LLC, an Illinois limited liability company, (the “Creditor”) to extend financial accommodations to Drinks Americas Holdings, Ltd., a Delaware corporation (the “Debtor”) pursuant to the Drinks Debenture issued by the Debtor to the Creditor of even date herewith (as such debenture may be amended from time to time, shall hereinafter be referred to as the “Drinks Debenture”), hereby (a) irrevocably and unconditionally guarantees to the Creditor the faithful and timely payment when due under the Drinks Debenture of the lesser of: (i) $375,000; or (ii) the amount due under the Drinks Debenture (collectively, the “Guaranteed Obligations”). If Debtor fails at any time to promptly and fully to pay any amount under the Drinks Debenture, the Guarantor shall satisfy the unpaid obligation subject to the limitations provided therein and herein. The Creditor may at any time require the Guarantor to pay such amount by giving notice to such effect to the Guarantor in any manner prescribed for the giving of notices to Debtor under the Drinks Debenture, addressed to the Guarantor at the address indicated below.

The obligations of the Guarantor hereunder are primary and direct, and are in addition to, and independent of, the obligations, covenants and conditions required to be performed or satisfied by Debtor under the Drinks Debenture or any other document executed between the Debtor and the Creditor on the date hereof ( the “Transaction Documents”). The Guarantor hereby waives all rights that such Guarantor might otherwise have to require the Creditor to commence any proceeding against Debtor or the Collateral Shares (as defined in the Transaction Documents) or to exhaust the Creditor’s remedies against Debtor before seeking to enforce this Guarantee.

The validity of this Guarantee and the obligations of the Guarantor hereunder shall in no manner be terminated, impaired or in any way modified or affected by reason of:

(a)	the enforcement by the Creditor against Debtor of any of the Creditor’s rights or remedies under the Drinks Debenture;

(b)
the granting to the Creditor, under the Transaction Documents or otherwise, of any collateral security for the performance or satisfaction of Debtor’s obligations, covenants or conditions under the Drinks Debenture, any action of the Creditor to proceed against or realize upon such collateral security, or an impairment or release of any such collateral security;

(c)	commencement by or against Debtor of any bankruptcy or other insolvency proceeding or any stay, discharge or other relief granted or issued thereunder;

(d)
any extension of time or other indulgence or forbearance by the Creditor, or an amendment, modification, renewal or extension of any Transaction Document or waiver of any of the obligations, covenants or conditions of Debtor under the Drinks Debenture; or

(e)	any other defense, set-off, counterclaim or discharge that might otherwise be available to Debtor or any Guarantor.

2.           Notwithstanding the foregoing, the liability of the Guarantor hereunder is further limited to the lesser of the following amounts minus, in either case, one dollar ($1):

(a)	The lowest amount which would render this Guarantee a fraudulent conveyance under the Uniform Fraudulent Transfer Act, or other similar or analogous law or statute of the appropriate jurisdiction; and

(b)	The lowest amount which would render this Guarantee a fraudulent transfer under Section 548 of the Bankruptcy Code of 1978, as amended.

It is presumed that the liability of the Guarantor hereunder is equal to the amount of the Guaranteed Obligations. Therefore, in the event that any Guarantor, or successor-in-interest thereof (“Guaranty Opponent”), shall claim that the amount of its liability hereunder is less than the amount of the obligations guaranteed hereunder, the burden of proof with respect to the amount of such liability shall rest with such Guaranty Opponent, in light of the fact that the information concerning and circumstances of the financial condition of such Guarantor is more readily available to and under the control of such Guaranty Opponent.

           The Guarantor hereby represents and warrants to the Creditor that:

(a)
Such Guarantor has full power and authority to make this Guarantee and to assume and perform its or his/her obligations hereunder. This Guarantee has been duly executed and delivered by the Guarantor, and is a legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except to the extent such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and equitable principles limiting the availability of certain remedies.

(b)
There are no actions, suits, proceedings, claims, or disputes pending, or, to the best knowledge of such Guarantor, threatened or contemplated, at law, in equity, in arbitration, or before any governmental authority, against such Guarantor or any of such Guarantor’s properties which purport to affect or pertain to this Guarantee or any of the transactions contemplated hereby or thereby.

4.           The Guarantor waives:

(a)	ANY AND ALL SURETYSHIP DEFENSES, WHETHER ARISING BY CONTRACT, STATUTE OR BY OPERATION OF LAW.

(b)
Notice of: (i) any adverse change in the financial condition of the Debtor; (ii) any default in the performance of the Guaranteed Obligations; and (iii) any other notice to which such Guarantor might be entitled.

(c)	Any defense or claim arising out of (i) the release of any collateral securing the Guaranteed Obligations, or (ii) any fact that may increase such Guarantor’s risk hereunder.

(d)	Any claim of usury.

(e)
Any other defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations have been fully paid) of Debtor including any defense arising from any statute of limitations or laches.

(f)	Any defense based on the invalidity, irregularity, or unenforceability of all or any part of the Guaranteed Obligations or any other circumstance which might constitute a defense of such Guarantor.

(g)
Any claim or defense based on (i) the validity, legality or enforceability in whole or in part of the Guaranteed Obligations, (ii) any assignment, amendment, transfer, modification, renewal, waiver, compromise, addition or supplement relating to Guaranteed Obligations, (c) any setoff, counterclaim or any circumstances which might constitute a defense or discharge of such Guarantor.

(h)	Any lack of power or authority of the Debtor.

(i)
Any defense to payment hereunder resulting from Creditor’s releasing Debtor or any other obligor owing the Guaranteed Obligations from their obligation to pay the Guaranteed Obligations, as well as Creditor’s failure to give such Guarantor notice thereof.

5.           The Guarantor waives any right to revoke the Guarantee.

6.           Without notice to the Guarantor and without affecting or impairing the obligations of such Guarantor hereunder, Creditor may, compromise or settle, extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not enforce, or may, release any obligor of the Guaranteed Obligations or may grant other indulgences to Debtor in respect thereof, or may amend the Transaction Documents, or may enforce, exchange, release, or waive any security for the Guaranteed Obligations or any guaranty of the Guaranteed Obligations.

7.           If the Creditor prevails in any action, suit or other proceeding against any Guarantor to enforce this Guarantee, the Guarantor jointly and severally shall pay to the Creditor and indemnify the Creditor for the Creditor’s reasonable attorneys’ fees and disbursements so incurred.  All rights of the Creditor hereunder shall inure to the benefit of the Creditor and its successors and assigns, and shall be binding upon the Guarantor and such Guarantor’s heirs, distributees, legal representatives, successors and assigns. This Guarantee shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Illinois without regard to principles of choice of law or conflicts of laws. The Guarantor hereby irrevocably consents and submits to the same provisions relating to arbitration and remedies, and the jurisdiction of the same courts, the same venue and the same manner of service of process, to which Debtor consents to and submits in the Transaction Documents.  The Guarantor hereby waives protest, notice of protest, presentment, dishonor, and demand.

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[SIGNATURE PAGE TO PERSONAL GUARANTEE]

IN WITNESS WHEREOF, the undersigned have duly executed this Guarantee on June 18, 2009.

Name:	J. Patrick Kenny, individually
Address:	c/o Drinks Americas Holdings, Ltd.
372 Danbury Road, Suite 163
Wilton, Connecticut 06897
Phone: (302) 762-7000
Facsimile: (2030 762-8992